Exhibit 95

Information concerning mine safety violations or other regulatory matters required by

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The following table reflects citations, orders and notices issued to us by the United States Mine Safety and Health Administration (the “MSHA”) for the quarter ended June 30, 2016 (the “Reporting Period”) and contains certain additional information as required by Section 1503(a) and Item 104 of Regulation S-K of the United States Securities and Exchange Commission, including information regarding mining-related fatalities, proposed assessments from the MSHA and legal actions (“Legal Actions”) before the United States Federal Mine Safety and Health Review Commission (“FMSHRC”), an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the United States Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006 (the “Act”).

Included below is the information required by Section 1503(a) with respect to our facilities at Aurora, North Carolina (MSHA Identification Number 31-00212) (“Aurora”), Weeping Water, Nebraska (MSHA Identification Number 25-00554) (“Weeping Water”) and White Springs, Florida (MSHA Identification Number 08-00798) (“White Springs”) for the Reporting Period:

		Aurora	Weeping Water	White Springs
(a)	the total number of alleged violations of mandatory health or safety standards that could significantly or substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Act for which a citation was received from the MSHA	1	1	7
(b)	the total number of orders issued under Section 104(b) of the Act	0	0	0
(c)	the total number of citations received and orders issued under Section 104(d) of the Act for alleged unwarrantable failures of the Company to comply with mandatory health or safety standards	0	0	0
(d)	the total number of alleged flagrant violations under Section 110(b)(2) of the Act	0	0	0
(e)	the total number of imminent danger orders issued under Section 107(a) of the Act	0	0	0
(f)	the total value (in dollars) of proposed assessments from the MSHA under the Act	$1,547	$585	$0
(g)	the total number of mining-related fatalities	0	0	0
(h)	received notice from the MSHA of a pattern of violations under Section 104(e) of the Act	No	No	No
(i)	received notice from the MSHA of potential to have a pattern of violations under Section 104(e) of the Act	No	No	No
(j)	the total number of Legal Actions pending as of the last day of the Reporting Period	0	0	2
(k)	Legal Actions initiated during the Reporting Period	0	0	0
(l)	Legal Actions resolved during the Reporting Period	0	0	0